Monaker Group, Inc. 8-K

Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated and effective February 22, 2021, is made by and among William Kerby and Donald P. Monaco, each an individual (collectively, the “Monaker Directors”) and each of the shareholders of preferred stock, common stock and/or future shareholders of shares of common stock, of Monaker Group, Inc., a Nevada corporation (“Monaker” or the “Company”), who execute a form of the Monaker Shareholder Signature Page of this Agreement below from time to time (collectively, the “Monaker Shareholders”).

RECITALS

WHEREAS, the Monaker Directors are current directors of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company is party to that certain Share Exchange Agreement, by and between Monaker, HotPlay Enterprise Limited (“HotPlay”) and the stockholders of HotPlay (the “HotPlay Stockholders”) dated July 21, 2020 (as amended, restated and modified from time to time, the “Share Exchange”);

WHEREAS, the Monaker Shareholders are HotPlay Stockholders and will receive shares of common stock of the Company (the “Shares”) providing them majority voting rights over the Company following the closing of the Share Exchange (the “Closing”);

WHEREAS, the Share Exchange provides the HotPlay Stockholders the right to appoint certain members of the Board at the Closing and for Monaker to appoint two members to the Board at the Closing (the “Monaker Designated Members”);

WHEREAS, the Monaker Designated Members are the Monaker Directors; and

WHEREAS, the parties desire to enter into this Agreement to formally document the requirement that the Monaker Shareholders continue to appoint such Monaker Designated Members to the Board of Monaker following the Closing, on the terms and pursuant to the conditions set forth below.

Accordingly, as a required condition to the Closing and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged by the Monaker Shareholders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.
SHARES; AGREEMENT TO VOTE; EFFECTIVE DATE

1.1.            The Shares. Any interest or other voting securities, or the voting rights relating thereto, of the Company, that is currently owned, or which may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by the Monaker Shareholders, whether as a result of the Closing or otherwise, at any time during the Term (as defined below) of this Agreement, (a) as a result of the ownership of the Shares whether issued incident to any split, dividend, conversion, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction; and (b) any additional voting shares or other voting securities of the Company, or the voting rights relating thereto, that are owned, or may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by the Monaker Shareholders from time to time during the Term of this Agreement; shall be included within the term “Shares” as used herein and shall be subject to the terms of this Agreement.

Voting Agreement

1.2.            Agreement to Vote for Monaker Directors.

1.2.1      During the Term of this Agreement, each Monaker Shareholder agrees to vote all Shares (whether at a meeting of the shareholders of the Company or via any written consent to action without meeting of the shareholders of the Company), in such manner as may be necessary to nominate, elect (and maintain in office) as a member of the Company’s Board, each of the Monaker Directors.

1.2.2      Each Monaker Shareholder agrees to not vote any Shares for the removal of either Monaker Director.

1.3.            Agreement to Nominate the Monaker Directors to the Board.

1.3.1      During the Term, for so long as any Monaker Shareholder, or any beneficial owner or affiliate of any Monaker Shareholder (each a “HotPlay Affiliate”, who are also parties to this Agreement, solely to approve and confirm the obligation of such HotPlay Affiliate set forth in this Section 1.3.1), remains a member of the Board, or as a member of any nominating committee of the Board, such Monaker Shareholder shall nominate the Monaker Directors as a member of the Board to be approved and ratified by the shareholders of the Company (the “Nomination Requirement”).

1.4.            Limitation of Liability.

1.4.1      No Monaker Shareholder or HotPlay Affiliate shall have any liability as a result of designating a person for election as a member of the Board or for voting to approve such person’s appointment to the Board, for any act or omission by such designated person in his capacity as a director of the Company, nor shall any Monaker Shareholder or HotPlay Affiliate have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.5.            Termination.

1.5.1      The provisions of this Agreement shall terminate automatically upon the earlier of (such applicable date of termination, the “Termination Date”):
(a) the fifth anniversary of the Effective Date, (b) the death of both Monaker Directors, and (c) the date that the Monaker Directors have provided written notice to Monaker Shareholders of the termination of this Agreement (as applicable, the “Termination Date”). The period of time between the Effective Date and the Termination Date is defined herein as the “Term”. Notwithstanding the above, upon the death of one, but not both of the Monaker Directors, the obligations of the Monaker Shareholders and HotPlay Affiliates under Sections 1.3 and 1.4 as to such deceased Monaker Director shall end, but such event shall have no effect on the requirements of the Monaker Shareholders and HotPlay Affiliates under Sections 1.3 and 1.4 as to the other Monaker Director.

Voting Agreement

1.6.      Reservation of Rights. All other rights and privileges of ownership of the Shares shall be reserved to and retained by the Monaker Shareholders, except to the extent expressly set forth herein.

1.7.      Effective Date. The “Effective Date” of this Agreement shall be the ‘Closing’ date of the Share Exchange, as such term is defined therein.

ARTICLE II.
TRANSFERS

2.1.      General Restrictions. Each Monaker Shareholder individually and not jointly or severally, agrees that during the Term, such Monaker Shareholder shall not, and shall not permit anyone else to, (i) sell, transfer, encumber, pledge, assign or otherwise dispose of any of the Shares, (ii) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto, or (iii) enter into any contract, option or other legally binding undertaking providing for any transaction provided in (i) or (ii) hereof (each a “Transfer”), unless (A) approved by the Monaker Directors; or (B) such recipient of the Shares executes as signature page of this Agreement (or at the option of the Monaker Directors, a joinder to this Agreement), agreeing to become party to this Agreement as if an original party hereto. Any Transfer not in accordance with this Section 2.1 shall be deemed to constitute a Transfer by Monaker Shareholder in violation of this Agreement, shall be void ab initio, and the Company shall not recognize any such Transfer.

ARTICLE III.
GENERAL PROVISIONS

3.1.      Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

3.2.      Review of Agreement and Representations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

Voting Agreement

3.3.      Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

3.4.      Authority to Enter Into Agreement. Each of the parties to this Agreement hereby represents and warrants to the others that it is duly authorized and empowered to execute, deliver and perform this Agreement and the transactions contemplated herein, and that such actions do not conflict with or violate any provision of law, regulation, policy, contract, deed of trust or other instrument to which it is a party or by which it is bound and that this Agreement constitutes a valid and binding obligation of it enforceable in accordance with its terms. Assuming the due authorization, execution and delivery of this Agreement by the parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the parties enforceable against each party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

3.5.      Third-Party Beneficiary. Except for the Company’s rights hereunder to reject a Transfer not in compliance with the terms of this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm, corporation or other entity other than the parties hereto any remedy or claim under or by reason of this Agreement or any terms or conditions hereof, and all of the terms, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and the Company, as applicable.

3.6.      Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

3.7.      Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in Florida, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

3.8.      Further Assurances. Each Monaker Shareholder hereby covenants that it will, whenever and as reasonably requested by a Monaker Director and at such Monaker Shareholder’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as such Monaker Director may reasonably require in order to complete, insure and perfect the terms and conditions of this Agreement.

Voting Agreement

3.9.      Additional Shares. In the event of any issuance of shares of the Company’s voting securities, or any acquisition of any voting shares of the Company, after the Effective Date of this Agreement, to any Monaker Shareholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or similar transaction), such shares shall become subject to this Agreement and included in the term “Shares”.

3.10.      Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses.

[Remainder of page left intentionally blank. Signature page follows.]

Voting Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties to this Agreement as of the date first written above.

“Monaker Directors”

/s/ William Kerby	/s/ Donald P. Monaco
William Kerby	Donald P. Monaco

“Company”

Confirming the restrictions on Transfer described in the Agreement above, and that the Company agrees to use commercially reasonable efforts: (a) to assist in the enforcement of the terms of this Agreement, including, without limitation; (b) to inform the parties of this Agreement of any breach of this Agreement (to the extent the Company has knowledge thereof); and (c) to assist the parties of this Agreement in the exercise of their rights and the performance of their obligations under this Agreement:

Monaker Group, Inc.

/s/ Sirapop ‘Kent’ Taepakdee

Sirapop ‘Kent’ Taepakdee

Chief Financial Officer

[Signature page of Monaker Shareholders follows]

Voting Agreement

Monaker Shareholder Signature Page

In witness whereof, the foregoing Voting Agreement is hereby executed by the below Monaker Shareholder as of the date below.

“Monaker Shareholder”

RED ANCHOR TRADING CORPORATION
By: /s/ Nithinan Boonyawattanapisut_____________________________________
Ms. Nithinan Boonyawattanapisut
Title: Authorized Director

T&B MEDIA GLOBAL (THAILAND) COMPANY LIMITED

By:	/s/ Jwanwat Ahriyavraromp
Mr. Jwanwat Ahriyavraromp
/s/ Pornsinee Chalermrattawongz
Mrs. Pornsinee Chalermrattawongz

Titles:	Authorized Directors

TREE ROOTS ENTERTAINMENT GROUP CO., LTD.

By:	/s/ Jwanwat Ahriyavraromp
Mr. Jwanwat Ahriyavraromp
/s/ Athid Nanthawaroon
Mr. Athid Nanthawaroon

Titles:	Authorized Directors

DEES SUPREME COMPANY LIMITED

By:	/s/ Warunya Punawakul
Ms. Warunya Punawakul
/s/ Vithit Arparpardh
Mr. Vithit Arparpardh

Title:	Authorized Directors

Date February 24, 2021

Voting Agreement

 HotPlay Affiliates Signature Page

Each of the HotPlay Affiliates agrees to the terms and conditions of Section 1.3 hereto, and confirms and acknowledges that, as a result of their relationship to and/or affiliation with, one or more of the Monaker Shareholders, they will receive valid and adequate consideration for such agreement and acknowledgment pursuant to the terms of the Exchange Agreement.

/s/ Nithinan Boonyawattanapisut

Nithinan Boonyawattanapisut

/s/ J. Todd Bonner

J. Todd Bonner

/s/ Athid Nanthawaroon

Athid Nanthawaroon

/s/ Komson Kaewkham

Komson Kaewkham

Voting Agreement